 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Matinas BioPharma Holdings, Inc. and Subsidiaries on Form S-8 (No(s). 333-198488, 333-203141, 333-210495 and 333-215456) of our report dated March 31, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years in the two-year period ended December 31, 2016, which report is included in this Annual Report on Form 10-K to be filed on or about March 31, 2017.

/s/ EISNERAMPER LLP

Iselin, New Jersey

March 31, 2017